Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

WESTERN ACQUISITION VENTURES CORP.

October 9, 2024

Western Acquisition Ventures Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Western Acquisition Ventures Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 28, 2021. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 11, 2022. Amendments to the Certificate of Incorporation were filed with the Secretary of State of Delaware on January 13, 2023, July 11, 2023, January 10, 2024, April 10, 2024 and July 2, 2024 (as amended, the “Amended and Restated Certificate”).

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph (c) of Section 9.1 is hereby amended and restated to read in full as follows:

“(c) The Corporation will have until January 11, 2025 to consummate an initial business combination (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open; such date, the “Termination Date”), and if the Corporation does not consummate an initial business combination by the end of the Termination Date, it shall take the actions set forth in Section 9.2(d).

IN WITNESS WHEREOF, Western Acquisition Ventures Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ James P. McCormick
Name:	James P. McCormick
Title:	Chief Executive Officer